EXHIBIT 10.176

ITC HOLDINGS CORP.
2017 OMNIBUS PLAN
ARTICLE I
PREAMBLE AND DEFINITIONS
1.1.Title
The plan herein, as amended or restated from time to time, shall be called the “2017 Omnibus Plan” and is referred to herein as the “Plan”.
1.2.Purpose of the Plan
The purpose of the Plan is to (i) promote a greater alignment of interests between Participants and the shareholders of Fortis, (ii) foster the growth and success of the business of the Company and Fortis in accordance with the vision of both the Company and Fortis, (iii) ensure that Participants are focused on both the Company’s and Fortis’s business objectives as part of a market-competitive total rewards package, and (iv) assist in the attraction, retention and motivation of Participants.
1.3.Defined Terms
In the Plan, the following terms have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” means an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
“Agreement” means the written document that sets forth the terms of a Participant’s Award. With respect to Incentive Awards, the written document need not be signed by the Company or the Participant.
“Applicable Law” means any applicable provision of law, domestic or foreign, including the Code, as the same may be amended, supplemented or replaced from time to time, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and any applicable rules or policies of any stock exchange.
“Award” means any form of Unit or Incentive Award granted under the Plan.
“Award Conversion Rate” for a particular Award means the Canadian dollar to U.S. dollar exchange rate as of January 1 of the year in which the Award was granted using the exchange rate published in the Wall Street Journal on the Business Day prior to such date (or by using such other conversion methodology as may be approved by the Committee from time to time for such Award), subject to reasonable rounding conventions adopted by the Company.
“Board” means the Board of Directors of the Company.
“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in the State of Michigan.
“Cause” means (a) if the Employee is a party to a written employment agreement with the Company or a Subsidiary, “Cause” as defined in such agreement, as in effect from time to time, and (b) in all other cases, (i) Participant’s continued failure substantially to perform Participant’s duties to the Company or its Affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Participant of such failure, (ii) dishonesty in the performance of Participant’s duties hereunder, (iii) Participant’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude, (iv)

Participant’s willful malfeasance or willful misconduct in connection with Participant’s duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or its Affiliates, or (v) Participant’s breach of any non-compete or confidentiality obligations to the Company or its Affiliates.
“Change of Control” means the occurrence of any one or more of the following events:

(a)
the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or combination of Persons acting jointly or in concert with each other, of Voting Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Securities;

(b)
the sale or disposition in a single transaction or a series of related transactions of more than 50% of the common shares of the Company to a Person not an Affiliate of Fortis at the time of such sale or disposition and who does not become an Affiliate of Fortis as a result of such transaction or series of related transactions;

(c)
the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of (i) Fortis and/or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of Fortis and its subsidiaries on a consolidated basis or (ii) the Company which constitute all or substantially all of the assets, rights or properties of the Company, to any other Person or entity, other than a disposition to Fortis or any wholly owned subsidiary of Fortis;

(d)	a resolution is adopted by the Board or the Fortis Board to wind-up, dissolve or liquidate the Company or Fortis;

(e)
as a result of or in connection with: (i) a contested election of directors of the Fortis Board; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving Fortis or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of Fortis for election to the Fortis Board shall not constitute a majority of the Fortis Board; or

(f)	the Fortis Board or the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.
“Change of Control Redemption Date” means the Trading Day that is immediately prior to the effective date of the consummation of the event(s) resulting in the Change of Control.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Company’s Governance and Human Resources Committee or other committee of Directors designated by the Board from time to time to administer the Plan and consisting of not less than three members of the Board.
“Common Shares” means the common shares of Fortis.
“Company” means ITC Holdings Corp., and any successor corporation whether by amalgamation, merger or otherwise.
“Director” means a director of the Company who is not an Employee.
“Disability” means total and permanent disability, as defined in the Company’s long-term disability benefits program, as in effect from time to time; provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and the regulations thereunder.
“Employee” means an employee of the Company, Fortis, or any of their Affiliates.
“Fortis” means Fortis Inc. and any successor corporation whether by amalgamation, merger or otherwise.

“Fortis Board” means the board of directors of Fortis.
“Grant Date” means the date on which the Committee authorizes an Award, or such later date as shall be designated by the Committee.
“Incentive Award” means an Award granted pursuant to Section 4.2 of the Plan.
“Involuntary Termination Without Cause” means the termination of a Participant’s Service other than due to the Participant’s death, Disability, Retirement, voluntary resignation or for Cause.
“Market Price” at any date in respect of the Common Shares means the volume weighted average trading price of the Common Shares determined by dividing the aggregate total value of the Common Shares traded on the TSX during the five Trading Days immediately preceding such date by the aggregate total volume of the Common Shares traded on the TSX during such five Trading Days (or, if such Common Shares are not then listed and posted for trading on the TSX, on such stock exchange on which such Common Shares are listed for trading as may be selected for such purpose by the Committee). In the event that such Common Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Common Shares as determined by the Committee in its sole discretion acting in good faith.
“Participant” means any (i) Employee or Director to whom an Award has been granted in accordance with the terms set out herein and (ii) any individual to whom an Award has been granted upon the condition that such individual becomes an Employee or Director, provided that any such Award shall be deemed granted and outstanding only on the date that the individual becomes an Employee or Director.
“Payment Criteria”, in respect of any Performance-Based Unit or Incentive Award, means the performance criteria set out in the Agreement in respect of such Unit or Award that must be satisfied as a condition to payment.
“Payment Criteria Period”, in respect of any Performance-Based Unit or Incentive Award, means the period during which performance is to be measured for purposes of such Unit or Award.
“Payment Date” means (a) with respect to Performance-Based Units or Incentive Awards, the last day of the Payment Criteria Period, (b) with respect to Service-Based Units, the Vesting Date as determined in accordance with the Participant’s Agreement, or (c) where a Change of Control has occurred, the date that is immediately prior to the date of the event(s) resulting in the Change of Control.
“Payout Amount” means, with respect to each Award, the amount payable on the Payment Date, determined in accordance with Section 5.1.
“Payout Percentage”, in respect of any Performance-Based Unit or Incentive Award, means the percentage of the target amount of the Unit or Award determined by the Committee to have been earned for purposes of the calculation of the Payout Amount in accordance with Section 5.1.
“Peer Group” means the group of North American regulated public utilities determined from time to time by the Fortis Board (or a committee thereof) in accordance with its guidelines and used for purposes of executive compensation decisions by Fortis and its Affiliates.
“Performance-Based Unit” means a Unit with respect to which the Payout Amount is determined in accordance with Section 5.1(a).
“Person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization.
“Restatement” means a material restatement of financial results of the Company and its consolidated subsidiaries.
“Restatement Period” means the financial periods of the Company covered by a Restatement.
“Retirement” means the retirement of a Participant from Service with the Company or a Subsidiary upon or after attaining “normal retirement age” as defined in the International Transmission Company Retirement Plan.

“Service” means the Participant’s period of service as an Employee or Director with the Company, Fortis, or any of their Affiliates.
“Service-Based Unit” means a Unit with respect to which the Payout Amount is determined in accordance with Section 5.1(b).
“Separation from Service” means a termination of Service in such a manner as to constitute a “separation from service” as defined under Code Section 409A.
“Specified Employee” means a “specified employee” as determined by the Company in accordance with Code Section 409A.
“Subsidiary” means a corporation or other entity that would be deemed a subsidiary of the Company pursuant to Code Section 424(f).
“Termination Date” has the meaning ascribed thereto in Section 6.1.
“Trading Day” means any date on which the TSX is open for the trading of the Common Shares (or, if such Common Shares are not then listed and posted for trading on the TSX, on such stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Committee).
“TSX” means the Toronto Stock Exchange or any successor thereto.
“Unit” means a notional unit evidenced by an entry on the books of the Company or its agent, which represents the right of a Participant, subject to the provisions herein, to receive an amount equal to the Market Price of a Common Share on the applicable Payment Date (converted to U.S. dollars based on the Award Conversion Rate). Units granted under the Plan shall consist of Service-Based Units and/or Performance-Based Units.
“Unit Account” means the account maintained for a Participant on the books of the Company or its agent into which Units will be credited in accordance with Article IV hereof.
“Vest”, “Vested” or “Vesting” means the extent to which the payment conditions of an Award granted hereunder have been satisfied in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued.
“Vesting Date” means the date on which a Service-Based Unit Vests in accordance with the terms and conditions of the Plan and the related Agreement.
“Voting Securities” means the Common Shares and any other shares entitled to vote for the election of directors of Fortis and shall include any security, whether or not issued by Fortis, which are not shares entitled to vote for the election of directors of Fortis but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of Fortis including any options or rights to purchase such shares or securities.

ARTICLE II
INTERPRETATION
2.1.Governing Law
The Plan shall be interpreted and enforced in accordance with the laws of the State of Michigan, without regard to the conflict of law principles thereof. The participation of a Participant in the Plan shall be construed as acceptance of the terms and conditions of the Plan by such Participant and as the Participant’s agreement to be bound thereby.

2.2.Severability
If any provision of the Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Plan shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.
2.3.References
The division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan. Words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders. Use of the term “including” shall in each case be construed to mean “including without limitation.”
2.4.Fractional Units
Fractional Units are permitted under the Plan.
2.5.Code Section 409A
a.It is intended that each Award granted under this Plan shall be exempt from or comply with the requirements of Code Section 409A. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, no Award shall be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Award to fail to satisfy the conditions of an applicable exemption from the requirements of Code Section 409A or otherwise would subject the Participant to additional tax imposed under Code Section 409A. Although the Company will use good faith efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.
b.To the extent required to comply with Code Section 409A, references in this Plan to a termination or cessation of employment or like terms shall mean a Separation from Service.
c.Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s Separation from Service, the Participant is considered to be a Specified Employee, to the extent any Award is subject to the requirements of Code Section 409A and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first Business Day following the date which is six months after the Participant’s Separation from Service (or if earlier than the end of the six month period, the date of the Participant’s death). For the avoidance of doubt, the provisions of this Section 2.5(c) shall not apply to any payment that becomes due on a Payment Date that occurs prior to the Participant’s Separation from Service, any payment that becomes due as a result of the Participant’s death, or any payment with respect to an Award that qualifies for an exception to the requirements of Code Section 409A.

ARTICLE III
ESTABLISHMENT OF THE PLAN
3.1.Establishment
The Company is establishing the Plan for Participants which shall be effective as of January 1, 2017.
3.2.No Additional Rights
Nothing herein contained shall be deemed to give any Person the right to be retained as an Employee or Director or to otherwise be retained in the service of the Company or a Subsidiary. Units are not Common Shares and will not entitle a Participant to any shareholder rights, including voting rights, dividend entitlement or rights on liquidation, dissolution or winding-up of Fortis.

ARTICLE IV
AWARDS
4.1.Grant of Units
a.The Committee may at any time and from time to time grant Unit Awards in accordance with the terms and conditions hereof to individuals eligible to be Participants. The terms of a Participant’s Unit Award shall be set forth in the Participant’s Agreement. In connection with the grant of Units, the Committee shall establish a target award opportunity level for each Participant (e.g, expressed as a percentage of the Participant’s base salary or otherwise as determined by the Committee). The number of Units granted hereunder shall be determined by dividing (i) the dollar amount of the target award opportunity level of a Participant as determined by the Committee, expressed in U.S. dollars, by (ii) the Market Price as of January 1 of the calendar year in which such award is granted, converted to U.S. dollars using the Award Conversion Rate.
b.Unless otherwise determined by the Committee in the applicable Agreement, and subject to Sections 6.1, 6.2 and 6.3, the Vesting Date for Service-Based Units shall be the third December 31st following the Grant Date. The Committee may, prior to the Vesting Date designated at the time of grant, designate an earlier date for Vesting of all or any portion of Service-Based Units then outstanding and granted to a Participant under the Plan, in which event such unvested Service-Based Units shall be deemed to be Vested Service-Based Units on such earlier date.
c.No certificates shall be issued with respect to Units. All Units granted hereunder shall be reflected in the Unit Account of the Participant.
d.Subject to the provisions of the Plan, a Unit shall be redeemed as of its Payment Date.
e.Each Participant’s Unit Account shall be credited with additional Units equal to the “dividend equivalent” when a cash dividend is paid on Common Shares. Such “dividend equivalent” shall be equal to a fraction where the numerator is the product of (a) the number of Units in such Participant’s Unit Account on the date that dividends are paid, excluding Units previously credited as “dividend equivalents,” multiplied by (b) the dividend paid per Common Share, and the denominator of which is the Market Price of one Common Share calculated on the date that dividends are paid, converted to U.S. dollars based on the Award Conversion Rate. Any additional Units credited to a Participant’s Unit Account as a “dividend equivalent” shall have a Payment Date or Vesting Date, as applicable, which is the same as the Payment Date or Vesting Date, as applicable, for the Units in respect of which such additional Units are credited. Notwithstanding the foregoing, the Committee shall have discretion to modify the terms and timing of payment relating to dividend equivalents or to determine that any Unit Award is not entitled to dividend equivalents, in each case as set forth in the applicable Agreement.
4.2.Grant of Incentive Awards
a.The Committee, in its discretion, may grant cash-based Incentive Awards to such Participants as it may designate from time to time. The terms of each Incentive Award shall be set forth in an Agreement authorized by the Committee. Each Agreement shall specify such terms and conditions as the Committee shall determine.
b.The determination of Incentive Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective Payment Criteria determined at the discretion of the Committee.
c.The Committee shall (i) determine the Payment Criteria Period, (ii) determine Payment Criteria and target levels, and (iii) determine the level of Incentive Award to be paid to each selected Participant upon the achievement of Payment Criteria, each of which shall be set forth in the related Agreement. The amount of an Incentive Award to be paid upon the attainment of Payment Criteria shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee and set forth in the related Agreement. The Committee generally shall make the foregoing determinations while the outcome of the Payment Criteria is uncertain.
d.Incentive Awards shall not be denominated in Units and shall only be paid in cash.
4.3.Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Fortis’s assets to the shareholders, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Committee in its sole discretion may deem appropriate to reflect such change shall be made with respect to the number of Units outstanding under the Plan. In the event Fortis or the Company is not the surviving entity in a merger, consolidation or amalgamation with another entity or in the event of a liquidation, reorganization and in the absence of any surviving entity’s assumption of outstanding awards made under the Plan, the Committee may provide for appropriate settlements of Units.
4.4.Committee Discretion. Subject to the terms and conditions of the Plan, the Committee shall determine the terms and conditions of any Awards in addition to those set forth herein at the time of grant or from time to time following the Grant Date, including any additional conditions with respect to the payment of Awards, which do not conflict with the Plan. The Committee may, subsequent to the Grant Date, waive any such term or condition or determine that it has been satisfied.

ARTICLE V
PAYMENT
5.1.Calculation of Payout Amount
a.For any Award of Performance-Based Units, subject to the discretion of the Committee as described in Section 7.1, upon the completion of the applicable Payment Criteria Period, the Committee shall, as soon as reasonably practicable thereafter make an assessment of the Payment Criteria in accordance with the applicable Agreement and Section 4.1 for the purpose of determining the Payout Percentage and Payout Amount with respect to such Award. The Payout Amount for such Award shall be equal to the following:
A x B x C where:
A is that aggregate number of Performance-Based Units in the Participant’s Unit Account on the Payment Date relating to such Award, determined by adding: (i) the Performance-Based Units granted pursuant to Section 4.1 on the Grant Date for such Award; (ii) the Performance-Based Units (if any) granted as “dividend equivalents” in respect of the Performance-Based Units that are subject to the Award; and (iii) the Performance-Based Units (if any) granted in connection with an adjustment or reorganization to any of the Performance-Based Units that are subject to the Award;
B is the Payout Percentage; and
C is the Market Price of the Common Shares on the Payment Date (converted to U.S. dollars based on the Award Conversion Rate).
Unless otherwise set forth in the Agreement or subsequently determined by the Committee in accordance with Section 7.1, in the event of a Change of Control, the Payout Percentage for any Award of Performance-Based Units shall be the product of (i) the higher of (A) 100% of the target number of Performance-Based Units in the Award or (B) the actual Payout Percentage based on the Committee’s assessment of performance of the Payment Criteria from the beginning of the Payment Criteria Period for the Award through the date of the Change of Control, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in the Payment Criteria Period for the Award through the date on which the Change of Control occurred and the denominator of which is the total number of days in the Payment Criteria Period for the Award.
b.For any Award of Service-Based Units, upon the Payment Date, the Committee shall determine the applicable Payout Amount for such Award, which shall be equal to the following:
A x B where:
A is that aggregate number of Vested Service-Based Units in the Participant’s Unit Account on the Payment Date, determined by adding: (i) the Vested Service-Based Units granted pursuant to Section 4.1 on the Grant Date for such Award; (ii) the Vested Service-Based Units (if any) granted as “dividend equivalents” pursuant to Section 4.1 in respect of the Service-Based Units that are subject to the Award; and (iii) the Vested Service-Based Units (if any) granted in connection with an adjustment or reorganization to any of the Service-Based Units that are subject to the Award; and
B is the Market Price of the Common Shares on the Payment Date (converted to U.S. dollars based on the Award Conversion Rate).

c.For Incentive Awards, subject to the discretion of the Committee as described in Section 7.1, upon the completion of a Payment Criteria Period the Committee shall, as soon as reasonably practicable thereafter make an assessment of the Payment Criteria for the purpose of determining the Payout Percentage and Payout Amount. The Payout Percentage and Payout Amount for each Participant shall be determined in accordance with the applicable Agreement and Section 4.2.
5.2.Payment of Payout Amount
Following determination by the Committee of the Payout Amount in accordance with Section 5.1, subject to Section 2.5 and Article VI hereof, the Company shall as soon as practicable pay to the Participant a lump sum cash payment in U.S. dollars equal to the Participant’s Payout Amount, net of any applicable taxes and other amounts withheld in accordance with Section 7.5, and subject to the following:    (a) For Performance-Based Units and Incentive Awards, such payment shall be made prior to the March 15 of the year following the end of the year in which the Payment Criteria Period ends; or (b) for Service-Based Units, such payment shall be made within 30 Business Days after the applicable Payment Date.
5.3.Reduction of Unit Account
Immediately after the payment contemplated in Section 5.2, the number of Units outstanding in the Participant’s Unit Account shall be reduced by (a) the number of Units so paid out and (b) if the payment was in respect of Performance-Based Units, the number of Performance-Based Units cancelled as a result of the failure, in full or in part, to satisfy the Payment Criteria by the Payment Date.

ARTICLE VI
TERMINATION OF SERVICE AND CHANGE OF CONTROL
6.1.Termination for Cause or by Voluntary Resignation
Unless otherwise provided in the applicable Agreement, on the date (the “Termination Date”) that a Participant ceases to be an Employee or Director by virtue of being terminated for Cause or voluntary resignation, all Awards granted to a Participant with respect to which the Payment Date has not yet occurred shall be cancelled and the number of Units in the Participant’s account shall be deemed to be zero. Following the Termination Date, such Participant shall have no rights with respect to such cancelled Awards or to any further benefits under the Plan except for any Payout Amount due and payable in respect of Awards for which the Payment Date occurred prior to the Termination Date.

6.2.	Death, Disability, Retirement or Involuntary Termination Without Cause of a Participant; Certain Terminations under Employment Agreement
Unless otherwise provided in the applicable Agreement, if a Participant ceases to be an Employee or Director prior to a Payment Date as a result of death, Disability, Retirement or Involuntary Termination Without Cause:
(a)    in the case of termination as a result of death, Disability, Retirement or Involuntary Termination Without Cause, (i) the Performance-Based Units and Incentive Awards of such Participant will, subject to Section 6.2(b), remain outstanding until paid or cancelled in accordance with Article V or Section 6.3, as applicable; and (ii) the Service-Based Units of such Participant will, subject to Section 6.2(b), become Vested Service-Based Units and shall be redeemed on the date of the death or Retirement of the Participant or on the date on which the Participant’s Service is terminated due to Involuntary Termination Without Cause or Disability;
(b)    (i)    if Services terminated due to death or Disability, the amount payable in respect of such Awards shall be determined as if the Participant continued to be an Employee or Director on the Payout Date of each Unit in such Participant’s Unit Account and will be paid in accordance with Article V or Section 6.3, as applicable;
(ii)    if Services terminated due to Retirement or Involuntary Termination Without Cause and the Participant has been in the Service of the Company for one year or more after the Grant Date, the amount payable in respect of such Awards shall be prorated to reflect the actual period between the Grant Date and the date the Participant ceased Service, and will be paid in accordance with Article V or Section 6.3, as applicable; and

(iii)    if Services terminated due to Retirement or Involuntary Termination Without Cause and the Participant has been in the Service of the Company for less than one year after the Grant Date, the amount payable in respect of such Awards shall be zero;
subject to the discretion of the Committee to determine that special circumstances exist that reasonably justify an adjustment to the amount which would otherwise be paid to a Participant pursuant to this Section 6.2(b); and
(c)    in the case of the death of a Participant, the Participant’s designated beneficiary or estate will be entitled to receive payment, if any, in respect of the Awards of the Participant.
6.3.Change of Control
a.Upon the occurrence of a Change of Control, unless otherwise provided in the applicable Agreement, all outstanding Incentive Awards and Performance-Based Units shall become redeemable on the Change of Control Redemption Date and all unvested Service-Based Units shall be deemed to be Vested Service-Based Units and redeemable on the Change of Control Redemption Date. The Market Price of Units redeemed pursuant to this Section 6.3 shall be calculated as of the Change of Control Redemption Date based on the Award Conversion Rate. The Payout Amount for all Performance-Based Units and Incentive Awards redeemed pursuant to this Section 6.3(a) shall be determined in accordance with Section 5.1 and the applicable Agreement.
b.Subject to Section 7.5, the Company shall pay the Payout Amount in respect of all outstanding Awards pursuant to Section 6.3(a) as soon as practicable upon the occurrence of the event(s) resulting in the Change of Control, but not later than 10 Business Days thereafter.
c.Notwithstanding the foregoing provisions of this Section 6.3, but only to the extent required to comply with Code Section 409A, the Payout Amount payable in respect of a Unit shall become payable under Section 6.3 only if the event(s) resulting in the Change of Control would constitute a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Fortis or the Company, determined in accordance with Code Section 409A. Any Payout Amount not paid upon a Change of Control as a result of this Section 6.3(c) shall be payable at the time such Payout Amount would otherwise be payable under this Plan, disregarding the occurrence of the Change of Control.

ARTICLE VII
ADMINISTRATION
7.1.Administration
a.The Plan shall be administered by the Committee. Among other things, the Committee shall have full and complete authority to interpret the Plan, establish, amend and rescind any rules and regulations relating to the Plan, and make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decisions of the Committee relating to the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned and their beneficiaries, legal representatives and successors, as applicable, and the shareholders of Fortis. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.
b.In addition to any other powers set forth in the Plan, but subject to Code Section 409A and the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion to:
(i)    amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award;
(ii)    accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto;
(iii)     authorize, in conjunction with any applicable deferred compensation plan of the Company, that the receipt of cash subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan; and

(iv)     determine the terms and conditions of Awards granted to Participants and whether such terms and conditions have been satisfied.
No amendment, modification, or cancellation of an outstanding Award or Agreement shall in any manner materially and adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, as set forth in Sections 2.2, 4.3 or 6.3, or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.
c.In exercising its authority under Section 7.1, the Committee shall from time to time ensure it is informed as to the terms and conditions of any similar plans of Fortis and Fortis’s other subsidiaries in order that it may consider such terms in exercising such authority.
7.2.Unfunded Obligation
Unless otherwise determined by the Committee, the Plan will be an unfunded obligation of the Company and the Company’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other Person shall have any right to any specific assets of the Company. The Company shall not segregate any assets for the purpose of funding its obligations with respect to the Awards granted hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Company under the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property or assets of the Company. To the extent any individual holds rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.
7.3.Amendment, Suspension and Termination
The Plan may be amended, suspended or terminated at any time by the Board, in whole or in part, except as to rights already accrued hereunder by the Participants unless such Participant consents to any such change in writing. If the Plan is terminated, prior awards shall, at the discretion of the Committee, either (a) subject to Section 2.5, become immediately payable in accordance with Article V or Section 6.3, as applicable, or (b) remain outstanding and in effect in accordance with their applicable terms and conditions. In the event of a Change of Control, the Company shall pay all outstanding amounts in accordance with Section 6.3 of the Plan and the Plan will terminate as of the later of the effective date of such Change of Control or the completion of the payment of all Awards under the Plan.
7.4.Cost of Administration
The Company will be responsible for all costs relating to the administration of the Plan.
7.5.Withholding Taxes
The Company shall withhold from any payment to or for the benefit of a Participant any amount required to comply with Applicable Law relating to the withholding of tax or the making of any other source deductions, including on the amount, if any, included in income of a Participant and may adopt and apply such rules and regulations as in its opinion will ensure that the Company will be able to so comply. To the extent that the Company is required under Applicable Law to withhold tax at any time other than upon payment of Awards pursuant to this Plan (for example, if payment is deferred pursuant to Section 7.6 hereof), then the Company shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant.
7.6.Deferral
Notwithstanding anything contained herein to the contrary, but subject to Code Section 409A, Participants may elect to defer receipt of payment of the Awards in accordance with the terms, and subject to the conditions, of the Company’s Executive Deferred Compensation Plan (and any similar or successor plan that may be in effect from time to time).

ARTICLE VIII
RECOUPMENT
8.1.Clawback of Payout Amounts and Units
In the event of a Restatement, the Committee will review in respect of the Restatement Period all amounts paid or payable to the Company’s executive officers pursuant to this Plan and all such amounts shall be subject to recoupment pursuant to the Company’s Recoupment Policy, as in effect from time to time.

ARTICLE IX
MISCELLANEOUS
9.1.No Assignment
An Award is personal to the Participant and is non-assignable. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Participant, whether voluntarily or by operation of law, otherwise than by testate succession or the laws of descent and distribution, and any attempt to do so will be null and void. During the lifetime of the Participant, an Award shall be redeemable only by the Participant and, upon the death of a Participant, the Person to whom the rights shall have passed by testate succession or by the laws of descent and distribution may receive payment of any Awards in accordance with the terms hereof.
9.2.Currency
a.The value of Units determined in Section 4.1 with respect to an Award, all dividend equivalents payable with respect to an Award, all Payout Amounts with respect to an Award and all other amounts that may become payable with respect to an Award shall be calculated and paid in U.S. dollars, in each case using the applicable Award Conversion Rate to convert Canadian dollars to U.S. dollars wherever necessary.
b.In the event that the Wall Street Journal does not publish an exchange rate on the applicable Business Day necessary to determine an Award Conversion Rate, the exchange rate used shall be a generally available published exchange rate chosen by the Committee.
9.3.Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
IN WITNESS WHEREOF, the Company caused this Plan to be executed by its duly authorized officer as of February 27, 2017.
ITC HOLDINGS CORP.
By: /s/ Linda Blair
Linda Blair
President and Chief Executive Officer